UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 2, 2008

LHC GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	8082	71-0918189
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

420 West Pinhook Rd., Suite A
Lafayette, LA 70503
 (Address of Principal Executive Offices, including Zip Code)

(337) 233-1307
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events

On December 2, 2008, LHC Group, Inc. (the “Company”) issued a press release announcing that it has acquired 100% of the outstanding capital stock of Whispering Pines Health Services, Inc., located in Antlers, Oklahoma.  This acquisition will expand LHC Group’s geographic footprint to 16 states.  The service area of this acquisition spans 47 counties in Oklahoma and has an estimated total population of 2.9 million, with almost 14% over the age of 65.  Whispering Pines Health Services, Inc. had net revenue for the most recent 12 months of approximately $172,000.  This acquisition is not anticipated to add materially to LHC Group’s earnings in 2008.

The Company also announced that it has closed on the previously announced acquisition of HomeCall, Inc., which consists of 12 home health agencies located in the certificate of need (CON) state of Maryland.  The service area of this acquisition spans 19 counties in Maryland and has an estimated total population of 5.4 million, with almost 12% over the age of 65.  Net revenue for HomeCall for the most recent 12 months was approximately $15.6 million.  This acquisition is not expected to add materially to LHC Group’s earnings in 2008.

The Company also announced today their net revenue and EPS guidance for the fiscal year ending December 31, 2009.  The Company anticipates net revenue in the range of $450 to $470 million and EPS per diluted share in the range of $1.90 to $2.00.  This guidance does not take into account any future acquisitions or denovo locations.

Item 9.01     Financial Statements and Exhibits

(c)       Exhibits

EXHIBIT NO.	DESCRIPTION

99.1	Press Release dated December 2, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LHC GROUP, INC.

		By:	/s/ Peter J. Roman
Peter J. Roman
Senior Vice President and Chief
Financial Officer

Dated:	December 2, 2008

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION
99.1	Press Release dated December 2, 2008.